QUIZNO'S(R) Holds Annual Meeting of Shareholders

DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) held its Annual Meeting of Shareholders Monday, September 27, 1999, in Denver.

Richard F. Schaden, Richard E. Schaden, J. Eric Lawrence, Mark L. Bromberg, Frederick H. Schaden and Brad A. Griffin were elected to the Board of Directors, to serve until the 2000 Annual Meeting. The appointment of Ehrhardt Keefe Steiner & Hottman, PC, of Denver as independent auditors for the Company for fiscal year 1999 was ratified.

The number of shares of the Company's Common Stock authorized and reserved for issuance upon exercise of options in the Company's Employee Stock Option Plan was increased from 320,000 to 670,000. And the number of shares authorized and reserved for issuance upon exercise of options in the Company's Restated and Amended Non-Employee Directors and Advisors Stock Option Plan was increased from 140,000 to 200,000.

Quizno's franchises and owns and operates Quizno's Classic Subs restaurants.

Certain information in this release are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way or that could cause actual results to differ materially from those set forth in the forward looking statement. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the United States and in other countries in which franchises are sold, costs of labor and employee benefits, costs of marketing and of food and non-food items used in the operation of the restaurants, intensity of competition for locations and franchisees, as well as customers, perception of food safety, legal claims, and the availability of financing for the Company and its franchisees. Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1998.


FOR MORE INFORMATION CONTACT:
Sue Hoover, Executive Vice President
The Quizno's Corporation
303-291-0999, Ext. 3374